                                                                   EXHIBIT 10.24


                             EMPLOYMENT  AGREEMENT

          This Employment Agreement ("Agreement") is made and effective this 1st day of April, 2000, by and between Mannatech, Incorporated ("Employer"), a Texas corporation whose principal place of business is 600 S. Royal Lane, Suite 200, Coppell, Texas and Robert M. Henry ("Employee"), who resides at 21 Azalea Trail, Westfield, New Jersey 07090.

                                  WITNESSETH:

          WHEREAS, the Employer is in the business of operating a network marketing company which sells a proprietary line of dietary supplements, cosmetics and over-the-counter drugs ("Products") and which compensates its distributors ("Associates") by a defined compensation plan;

          WHEREAS, in connection with the development of its business the Employer has agreed to hire Employee as Chief Executive Officer under terms and conditions to be set forth herein; and

          WHEREAS, Employer intends to enter into a confidential relationship with the Employee whereby the Employee will acquire an intimate knowledge of the Employer's business and will obtain or has obtained specialized skills. The Employer will permit the Employee to have access to and to utilize the business goodwill, cost and pricing information, CONFIDENTIAL INFORMATION (as defined herein) and various trade secrets of the Employer, including without limitation, marketing programs, business relationships, customer lists, business plans, financial data, privileged legal information and other compilations of information developed by the Employer and essential to its business;

          WHEREAS, the Employee will be a key employee of the Employer and the Employer will provide or has provided the Employee with access to such CONFIDENTIAL INFORMATION and trade secrets in reliance upon the Employee entering into this Agreement; and

          WHEREAS, in conjunction with the Employee's hiring and subsequent access to and use of the CONFIDENTIAL INFORMATION and trade secrets of the Employer, the Employee has agreed to enter into this Agreement with the Employer;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and upon the terms, conditions and provisions hereinafter set forth, the Employer and the Employee do hereby agree as follows:

                                  ARTICLE I.
                            DUTIES AND COMPENSATION

          1. Employee is hired, commencing April 1, 2000 as Chief Executive Officer or other such comparable position as the parties shall agree. The term of this Agreement, unless otherwise modified in writing is for a three (3) year calendar period, ending on March 31, 2003. Unless this Agreement is terminated by written notice by either party at least ninety (90) days prior to March 31, 2003, this Agreement shall renew on April 1, 2003 for an additional one-year period, with like automatic renewals occurring at least ninety (90) days prior to each subsequent anniversary date of this Agreement unless or until written or other termination is effected.

          2. Employee is engaged to serve as Chief Executive Officer at an annual salary of $350,000 (Three Hundred Fifty Thousand Dollars). Employee, initially, shall report directly to the Board of Directors and be directly responsible for the ultimate responsibility, subject to the actions of the Board of Directors, for the following functional areas: Domestic Operations, North American Operations, Accounting, Legal and Regulatory Affairs.

          3. Until December 31, 2000, the Employee shall be entitled to the reimbursement of all legitimate expenses incurred as an Employee of the Employer, which shall also specifically include, air fare to and from his home in New Jersey and reasonable living expenses until such time as employee shall have moved his residence to the Dallas-Fort Worth, Texas Area. The Company shall also pay the reasonable costs of relocation by the Employee and his family to the Dallas-Fort Worth area, which shall include realtor's fees and reasonable related expenses in connection with the sale of his New Jersey home and customary reasonable fees and expenses payable by a buyer in connection with the acquisition of a Texas property in the Dallas-Fort Worth area. Further, any negative tax consequences accruing to the Employee, if any, resulting from payments under this provision shall be reimbursed by the Company.

          4. Employee is eligible and shall participate in accordance with the usual rules of participation in all Company and officer benefits accorded and accruing to an employee of his rank. These include, but may not be limited to:

                 a. Medical, dental, life, long and short-term disability insurance, commencing 31 days after the inception of employment; coverage under the Company's director and officer liability insurance policies;

                 b.  The executive company car program;

                 c. Company stock option plans commencing in the year 2000 on a basis equivalent to all other persons of his corporate rank and title (it being specially agreed that if stock options are hereafter granted based on rank, that Employee shall receive not less than a grant of 150,000 options);

                 d. The executive bonus plan (which participation will be pro-rated for calendar 2000, based upon your term of employment) on a basis equivalent to all other persons of his corporate rank and title; and

                 e.  The Company's 401-K Plan.

     As additional benefits and programs of benefits are added for employees, generally, and employees of your rank, specifically, you will be entitled to participate in those benefits and programs of benefits as the same become offered.

     5. Employee shall be entitled to twenty (20) days paid vacation for each full year of employment.

                                  ARTICLE II.

                 DUTIES, NON-COMPETITION and NON-SOLICITATION

     1. Employee agrees to serve in the position of Chief Executive officer, or such other position as the parties may hereafter agree during the term of this agreement, and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such office upon which the parties mutually may agree from time-to-time or as shall be designated by the Board of Directors. The Employee also agrees that his employment is subject to the current and future policies and procedures maintained and established by the Employer. The Employee shall devote the Employee's full productive time, best efforts, ability and attention to the business of the Employer and the performance of the Employee's duties.

     2. Employee acknowledges and understands that from time to time the Employee's duties may require the Employee to work on-site at a non-company location. In such instance, the Employee agrees to comply with all of the policies, procedures and directives relevant to working at such non-company location.

     3. Employee represents and admits that in the termination of the Employee's employment for any reason whatsoever, the Employee's experiences and capabilities are such that the Employee can obtain employment in business engaged in other lines and/or of a different nature, and that the enforcement of a remedy by way of injunction will not prevent the Employee from earning a livelihood.

     4. Employee acknowledges that the Employee will receive special knowledge and specialized training from the Employer, included in which is the CONFIDENTIAL INFORMATION identified in Article III below. The Employee further acknowledges that training provided by the Employer and the CONFIDENTIAL INFORMATION is valuable to the Employer and, therefore, the Employer's investment in the training and the protection and maintenance of the CONFIDENTIAL INFORMATION constitutes a legitimate interest to be protected by the Employer by the covenant not to compete, set forth in
Article II of this Agreement.

     5.   Non-Competition.   The Employee therefore agrees that for a period of
one (1) year after the Employee shall cease to be employed by the Employer for any reason, the Employee shall not engage in any form of business which is competition with the Employer, including through the business of any person, company, firm, corporation, partnership, association, agency, or business, and particularly through a party known to the Employee to be an independent contract sales associate and/or customer of the Employer or with whom the Employee had contact during, or by reason of, the Employee's employment by the Employer.

     6. Non-Solicitation. The Employee further agrees that for a period of one (1) year after the Employee shall cease to be employed by the Employer for any reason, the Employee will not, either directly or indirectly, through any person, firm, association or corporation with which the Employee, customer and/or independent contractor sales associate ("Subject Person") is now or may hereafter become associated with, solicit, cause, influence or induce any present or future Subject Person of the Employer or its affiliates to leave the employ or business relationship with the Employer or its affiliates to accept employment or a business relationship with the Employee or with such person, firm, association, or corporation with whom the Employee may then be affiliated.

     As set forth above, the Employee acknowledges that the foregoing non-competition and non-solicitation covenants are ancillary to or a part of an otherwise enforceable agreement, such being the general agreement of Employment and its related agreements concerning confidentiality and non-disclosure of CONFIDENTIAL INFORMATION and non-solicitation, at the time that this non-competition covenant is made, that the limitations as to time defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Employer, that the limitations as to geographic area defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Employer, and that the scope of activity to be restrained defined herein is reasonable and does not impose a greater restraint than is necessary to protect the good will or other business interests.

     7. Employee agrees that in the highly competitive business in which the Employer is engaged, personal contact is of primary importance in securing new and retaining present Associates and customers. The Employee also agrees that the Employer has a legitimate interest in maintaining its relationships with its Associates and customers and that it would be unfair for the Employee to solicit the business of the Employer's Associates and customers and exploit the personal relationships the Employee develops with the Employer's Associates and customers by virtue of the Employee's access to the Employer's customers as a result of the Employee's employment by the Employer.

     8. The foregoing covenants not to compete and solicit shall not be held invalid or unenforceable because of the scope or the territory or actions subject thereto or restricted thereby, or the period of time within which such Agreement is operative; but an award or decree in arbitration or any judgment of a court of competent jurisdiction, as the case may be, may define the maximum territory and actions subject thereto and restricted by this Article II and the period of time during which the Agreement is enforceable. Any alleged breach of other provisions of this Agreement asserted by the Employee shall not be a defense for the Employee to claims arising from the Employer's enforcement of the provisions of this paragraph. Should the Employee violate the non-competition, non-solicitation covenants of this Article II, then the period of time for these covenants shall automatically be extended for the period of time from which the Employee began such violation until the Employee permanently ceases such violation.

     9. Irrespective of the term of employment under this Agreement, and in consideration of the promises specified in Article II of this Agreement, the Employer agrees as follows:

          a.   To provide specialized training as specified herein; and

          b. To provide the Employee with access to the Employer's software and files, records, marketing procedures, processes, computer programs, compilations of information, records, Associate and client requirements, pricing techniques, lists, formulae, lists identifying Associates, partners, potential investors, methods of doing business and other CONFIDENTIAL INFORMATION which is regularly used in the operation of the business of the Employer.

     10. Employee represents and warrants that the delivery and execution of this agreement will not cause a breach in the terms of any existing agreement to which he is a party nor interfere with any undertakings which he is bound to perform or refrain from under any such agreements.

     11. Employee shall be bound by and abide by all employee and officer policies of the Company in effect during the term of his employment.

     12. Employee acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Company. In keeping with these duties, Employee shall make full disclosure to Company of all business opportunities pertaining to Company's business and shall not appropriate for Employee's own benefit business opportunities concerning the subject matter of the fiduciary relationship.

     13. Article II, Paragraphs 5 and 6 shall survive the execution, performance and/or termination of this Agreement, subject to the time and scope limitations set forth therein.

                                 ARTICLE III.
                           CONFIDENTIAL INFORMATION

     1. The Employer will provide or has provided the Employee with specialized information concerning the products and the business operations of the Employer. Irrespective of the term of employment, and in consideration of the Employee's promises specified in Article II of this Agreement, the Employer agrees to provide specialized training and instruction to the Employee for the job duties assigned to the Employee, and agrees to provide specialized training to the Employee for such additional job duties as the Employer may, in good faith, direct or as the interests, needs and business opportunities of the Employer shall require or make advisable.

     2. During the course of the Employee's employment and training incident thereto the Employee will be or was given access to the Employer's CONFIDENTIAL INFORMATION concerning Products and the business operations of the Employer.

     3. The Employee acknowledges that in the further course of the Employee's employment with the Employer, the Employee will gain a close, personal and special influence with the Employer's customers and will be acquainted with all of the Employer's business, particularly the Employer's CONFIDENTIAL INFORMATION concerning the business of the Employer and its affiliates.

     4. For purposes of this Agreement "CONFIDENTIAL INFORMATION" shall mean and include information disclosed to the Employee or known by the Employee through the Employee's employment with the Employer, not generally known in the Employer's industry, about the Employer's products, processes and services, including but not limited to information concerning inventions, trade secrets, research and development, as well as all data or information concerning customers (including, Associates), customer lists (including downline reports and similar reports of business activities and relevant information concerning persons who conduct the same), prospect lists, mailing lists, sales leads, contracts, financial reports, sales, purchasing, price lists, product costs, marketing programs, marketing plans, business relationships, business methods, accounts payable, accounts receivable, accounting procedures, control procedures and training materials.

     5. The Employee recognizes that the Employee's position with the Employer is one of the highest trust and confidence by reason of the Employee's access to the CONFIDENTIAL INFORMATION and the Employee agrees to use the Employee's best efforts and will exercise utmost diligence to protect and safeguard the CONFIDENTIAL INFORMATION. In this respect, the Employee agrees that fulfilling the obligations of the Agreement is part of the Employee's job responsibilities with the Employer for which the Employee has been retained as an Employee and for which the Employee has received consideration therefor.

     6. Except as may be required by the Employer in connection with and during the Employee's employment with the Employer, or with the express written permission of the

Employer, the Employee shall not, either during the Employee's work as an employee with the Employer or at any time thereafter, directly or indirectly, download, printout, copy, remove from the premises of the Employer, use for the Employee's own benefit or for the benefit of another, or disclose to another, any CONFIDENTIAL INFORMATION of the Employer, its customers, contractors or other with which the Employer has a business relationship.

     7. Employee agrees that all files, memoranda, data, notes, records, drawings, charts, graphs, analyses, letters, reports, or other documents or similar items made or compiled by the Employee, made available to the Employee or otherwise coming into the Employee's possession while employed by the Employer concerning any process, apparatus or products manufactured, sold, used, developed, investigated or considered by the Employer concerning the CONFIDENTIAL INFORMATION or concerning any other business or activity of the Employer shall remain at all times the property of the Employer and shall be delivered to the Employer upon termination of the Employee's employment with the Employer or at any other time upon request.

     8. The Employee agrees that, during the term of the Employee's employment with the Employer or upon termination thereof, and if requested by the Employer to do so, the Employee will sign an appropriate list of any and all CONFIDENTIAL INFORMATION of the Employer of which the Employee has knowledge or about which the Employee has acquired information.

     9. This Article 9 shall survive the execution, performance and/or termination of this Agreement.

                                  ARTICLE IV.
                           ASSIGNMENT OF INVENTIONS

     1. The Employee agrees to promptly disclose to the Employer and Employee hereby assigns to the Employer or its designee, its assigns, successors or legal representatives, all, right, title and interest in and to any and all patents, formulae, inventions, processes, designs, software, firmware, circuitry, diagrams, copyrights, trade secrets, and any other proprietary information (collectively, the "Proprietary Information") whatsoever, conceived, developed or completed by the Employee during the course of the Employee's employment with the Employer, or using the Employer's time, data, facilities and/or materials, provided the subject matter of the Proprietary Information is within the scope of the duties and responsibilities of one in the Employee's position with the Employer or occurs as a result of the Employee's knowledge of a particular interest of the Employer.

     2. The Employee agrees to assist the Employer at any time during the Employee's employment with the Employer, or after termination of the Employee's employment by the Employer with reimbursement by the Employer for all expenses incurred, in the preparation, execution, and delivery of any assignments, disclosures, patent applications, or papers within the scope and intent of this Agreement required to obtain patents or copyrights in the Proprietary Information in this or a foreign country and in connection with such other proceedings as may be necessary to vest title to the Proprietary Information in the Employer, its assigns, successors, or legal representatives.

                                  ARTICLE V.
                                 MISCELLANEOUS

     1.   Termination.

          a.   Nothing contained in this Agreement shall be construed as
          --
               impairing the right of the Employer to terminate the Employee's employment with the Employer hereunder, provided that Employer shall be liable to compensate the Employee as follows:

               (i)  By continuing to pay his base salary, set forth in Article
               ---
                    I, paragraph II through March 31, 2003 on the usual and customary pay dates of the Corporation, falling every other week; provided, however, should March 31, 2003 fall between pay periods, the amount due the Employee shall be paid to him on final Friday in March, 2003 as the final amount due under this provision and for one calendar year thereafter. In the sole discretion of the Employer, at the request of the Employee, a lump sum payment of the amounts that are to become due under the terms of this Article V, Paragraph 1.a. in the instance of termination of the Employee prior to the end of the term of this Agreement, may be paid in a lump sum, which sum shall be discounted by that percentage rate which is the then prevailing, and in effect, interest rate for a United States Treasury Security, having a maturity of three (3) years, publicly quoted during the week in which the termination, if any, occurred. Should such treasury security cease being sold, offered or quoted, the parties, in good faith, shall select an equivalent index or discount rate by which to make the discount computation;

          b. In the event the Company shall give notice to the effect that it will terminate this Agreement (or otherwise not allow an automatic renewal of this Agreement) at the end of the primary term, or at the end of any extended term, as provided in Article I., Paragraph 1. hereof, then the Company shall continue the base salary of the Employee for one calendar year from the date of the last salary payment otherwise due hereunder.

          c. "Termination," as that term is employed herein, shall additionally mean: A significant reduction in the nature, status or scope of the Employee's duties, responsibilities or authorities without the effective consent of the Employee.

          d. This Agreement shall become null and void upon the following events:

               (i)  Upon the death of the Employee;

               (ii) upon Employee becoming incapacitated by accident, sickness, or other circumstances that renders Employee mentally or physically incapable of performing the essential duties and services required of Employee hereunder, with or without reasonable accommodation, for a period of at least 120 consecutive calendar days;

               (ii) for Cause:  "Cause" shall mean Employee has, in the
                    reasonable opinion of Company, (i) engaged in gross negligence or willful misconduct in the performance of the duties required of Employee hereunder, (ii) been convicted of any felony or a misdemeanor involving moral turpitude,
                    (iii) willfully refused without proper legal reason to perform the duties and responsibilities required of Employee hereunder, (iv) materially breached this Agreement or any corporate policy or code of conduct established by Company, or (v) willfully engaged in conduct that Employee knows or should know is materially injurious to Company or any of its Affiliates;

     2. Obligations. The Employee's obligations under this Agreement shall continue, survive and remain enforceable during the lifetime of the Employee in accordance with the terms hereof, whether or not the Employee's employment with the Employer shall be terminated voluntarily or involuntarily, with or without reason.

     3. Future Agreement. Should this Agreement expire in accordance with its terms with the Employee within the employment of the Employer, the parties will renew this Agreement on terms and conditions similar to other employees of equal title and position within the Employer's organization.

     4. Enforcement. It is the express intention of the parties to this Agreement to comply with all laws applicable to the covenants and provisions contained in this Agreement. If any of the covenants contained in this Agreement are found to exceed in duration or scope those permitted by law, it is expressly agreed that such covenant may be reformed or modified by the award or decree of an arbitrator, or, if applicable, a final judgment of a court of competent jurisdiction or other lawful constituted authority, as the case may be, to reflect a lawful and enforceable duration or scope, and such covenant automatically shall be deemed to be amended and modified so as to comply with the arbitration award, decree, judgment or order of such court or authority, as the case may be. If any one or more of the provisions contained herein shall for any reason be held invalid, illegal or unenforceable in any respect even after reformation, such invalidity, illegality or unenforceability shall not affect the enforceability or validity of any other provision contained in this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein.


     5. Adequacy of Consideration; Separate Agreements. The Employee agrees that the agreements, non-competition agreements, nondisclosure agreements, and non-solicitation agreements set forth herein each constitute separate agreements, independently supported by good and adequate consideration and shall be severable from the other provisions of this Agreement and shall survive the Agreement. The existence of any claim or cause of action of the Employee against the Employer, whether predicated on this agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the covenants and agreements of the Employee contained in the non-competition, nondisclosure or the non-solicitation agreements. If a court of competent jurisdiction determines that any restriction in a clause or provision of this Agreement is void, illegal or unenforceable, the other clauses and provisions of this Agreement shall remain in full force and effect and the clauses and provisions that are determined to void, illegal or unenforceable shall be limited so that they shall remain in effect to the fullest extent permitted by law.

     6. No Indirect Breach. The Employee will use his best efforts to ensure that no relative of his, nor any corporation or other entity or which he is a officer, principal, manager, director or shareholder or other affiliate, shall take any action that the Employee could not take without violating any provision of this Agreement.

     7. Injunctive Relief. The Employee recognizes and acknowledges that damages in the event of his breach of certain provisions of this Employment Agreement would be inadequate, and the Employee agrees that the Employer, in addition to all other remedies it may have, shall have the right to injunctive relief via arbitration if there is a breach by the Employee of any one or more of the provisions contained in Article II hereof.

     8. Arbitration. Arbitration, including the right to invoke injunctive relief and any emergency relief or measures provided for, shall be the exclusive remedy for any and all disputes, claims or controversies, whether statutory, contractual or otherwise, between the Employer and the Employee concerning the Employee's employment or the termination thereof. In the event either party provides a Notice of Arbitration of Dispute to the other party, the Employer and the Employee agree to submit such dispute or controversy, whether statutory or otherwise, to an arbitrator or arbitrators selected from a panel of arbitrators of the American Arbitration Association located in Dallas, Texas. The effective rules at the time of the commencement of the of Commercial Arbitration of the American Arbitration Association shall control the arbitration. In any arbitration proceeding conducted subject to these provisions, all statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding hereunder. In any arbitration proceeding conducted subject to these provisions, the arbitrator(s) is/are specifically empowered to decided any question pertaining to limitations, and may do so by documents or by a hearing, in his or her sole discretion. In this regard, the arbitrator may authorize the submission of pre-hearing motions similar to a motion to dismiss or for summary adjudication for the purposes of consideration this matter. The arbitrator's decision will be final and binding upon the parties. The parties further agree to abide by and perform any award rendered by the arbitrator. The prevailing party in such proceeding shall be entitled to record and have awarded its reasonable attorney's fees, in addition to any other relief to which it may be entitled. In rendering the award, the arbitrator shall state the reasons therefor, including any computations of actual damages or offsets, if applicable.

     9. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

     10. Entire Agreement. This Agreement contains the entire agreement of the parties hereto. no modification or amendment of this Agreement may be made except by written agreement signed by both of the parties hereto.

     11. Descriptive Headings. All headings, captions and arrangements used in this Agreement are intended solely for the convenience of the parties and shall not be deemed to limit, amplify or modify the terms of this Agreement nor affect the meaning thereof.

     12. Governing Law. The substantive laws of the State of Texas, excluding any conflicts of law rule or principle that might otherwise refer to the substantive law of another jurisdiction, shall govern the interpretation, validity and effect of this Agreement without regard to the place for performance thereof. This Agreement has been executed and delivered by the parties hereto in Dallas County, Texas, and the Employer and the Employee agree that venue as to any action which might ensue after arbitration shall be proper, if permitted, within the state or federal courts in Dallas County, Texas to decide any matter relating to this Agreement or the related arbitration.

     13. Notices. Any notice or communication required or permitted hereby shall be in writing and shall be delivered personally, sent by prepaid telegram and followed with a confirming letter, or mailed by certified or registered mail, postage prepaid.

     (a)  If to the Employee, to:
          Robert M. Henry
          21 Azalea Trail
          Westfield, New Jersey  07090

     (b)  If to the Employer, to:

          Mannatech, Incorporated
          600 S. Royal Lane, Suite 200
          Coppell, Texas 75019

or in the case of each party hereto, to such other address and to the attention of such other person as may have theretofore been specified in writing in like manner by such party to the other party. Each such notice or communication shall be deemed to have been given as of the date so delivered or at the expiration of the third business day following the date of the mailing.

     14. Assignment. This Agreement shall insure to the benefit of and be binding upon the Employer and the Employee and their respective successors and assigns. The Employee shall not be entitled to assign any rights or obligations hereunder.

     15. Prior Agreement. This Agreement supersedes all prior agreements, if any, between the parties of any and every nature whatsoever, including
agreements for additional compensation or benefits.   All such prior agreements
are null and void.

     16. Employee Acknowledgement. The Employee affirms and attests by signing this Agreement that employee has read this Agreement before signing it and that employee fully understands its purposes, terms, and provisions, which employee hereby expressly acknowledges to be reasonable in all respects. The Employee further acknowledges receipt of one (1) copy of this Agreement.

     17. Approvals and Consents. This Agreement is subject to the approval of the Board of Directors and the Compensation Committee of Mannatech, Incorporated.


     IN WITNESS WHEREOF, this Agreement is executed by the parties hereto, effective as of the 1st day of April, 2000.

EMPLOYEE:                                EMPLOYER:
                                    MANNATECH, INCORPORATED
                                    A Texas Corporation



 /s/ Robert M. Henry                BY /s/ Charles E. Fioretti
---------------------------           ---------------------------
     Robert M. Henry                ITS: Co-Chairman of the Board
                                        -------------------------